Exhibit 99.1
Biodel Inc. Reports Second Quarter Fiscal Year 2008 Financial Results
DANBURY, Conn., May 9, 2008 — Biodel Inc. (Nasdaq: BIOD) today reported financial results for its second quarter ended March 31, 2008. The net loss for the quarter was $9.6 million or $0.43 per share.
“We remain on track in our development of VIAject™,” stated Dr. Solomon Steiner, CEO and Chairman of Biodel.  “The last patient visits for both pivotal Phase III clinical trials are scheduled to occur in July.  We expect to announce top line data late in the third or early in the fourth calendar quarter of 2008 and to submit our New Drug Application in December.  Like all three approved rapid acting insulins, and at the request of the FDA, VIAject™’s pivotal studies are against regular human insulin.  We believe VIAject™’s ultra rapid PK/PD profile will produce comparative safety and weight advantages against regular human insulin that have never before been demonstrated by any meal time insulin.  In addition, our market research suggests VIAject™’s existing Phase I and Phase II comparative data against Humalog®, coupled with successful Phase III data, will lead physicians to prescribe VIAject™ to both new patients and patients suffering from frequent hypoglycemic events.”
Three Months Ended March 31, 2008
Biodel reported no revenue during the three months ended March 31, 2008 and March 31, 2007.
Biodel reported a net loss for the three months ended March 31, 2008 of $9.6 million, or $0.43 per share, as compared to a net loss applicable to common stockholders of $9.7 million, or $1.79 per share, for the comparable period in the prior year. Net loss for the quarter ended March 31, 2007 included a $4.5 million deemed dividend charge. Net loss for the quarter ended March 31, 2008 includes $1.7 million of stock-based compensation expenses. The stock-based compensation charge includes $0.5 million of stock-based compensation charges for options awarded annually to the board of directors.
Research and development expenses were $7.1 million for the three months ended March 31, 2008, compared to $3.8 million for the comparable period in the prior year. The increase in quarterly expenses was primarily due to a $2.4 million increase related to the pivotal Phase III clinical trial program evaluating VIAject™ and $0.9 million in personnel-related expenses.
General and administrative expenses totaled $3.5 million for the three months ended March 31, 2008, compared to $1.5 million for the comparable period in the prior year. The increase for the quarter was primarily attributable to $1.0 million in personnel-related expenses, which includes $0.7 million in stock-based compensation expenses. The stock-based compensation expense includes $0.5 million of stock-based compensation charges for options awarded annually to the board of directors and $0.4 million in stock-based compensation income for non-employee options that were revalued to reflect a lower stock price. The Company periodically revalues the fair value of options awarded to non-employees. In periods in which the Company experiences a decline in the price of its stock, the Company will periodically record income as these options are revalued to reflect the lower stock price. The balance of the increase was due to increases in accounting, legal and consulting fees associated with the preparation to become and operate as a public company.
Six Months Ended March 31, 2008
Biodel reported no revenue during the six months ended March 31, 2008 and March 31, 2007.
Biodel reported a net loss for the six months ended March 31, 2008 of $20.6 million, or $0.97 per share, as compared to a net loss applicable to common stockholders of $13.3 million, or $2.48 per share, for the comparable period in the prior year. Net loss for the six months ended March 31, 2007 included a $4.5 million deemed dividend charge. Net loss for the six months ended March 31, 2008 includes $4.2 million of stock-based compensation expenses.
Research and development expenses were $14.7 million for the six months ended March 31, 2008, compared to $6.3 million for the comparable period in the prior year. The increase in expenses was primarily due to a $5.9 million increase related to the pivotal Phase III clinical trial program evaluating VIAject™, a $0.6 million increase related to the scale-up and manufacture of commercial batches of VIAject™ to support the Company’s clinical trials and regulatory submissions, and $0.6 million in personnel-related expenses.
General and administrative expenses totaled $7.7 million for the six months ended March 31, 2008, compared to $2.8 million for the comparable period in the prior year. The increase was primarily attributable to $3.5 million in personnel-related expenses, which includes $1.6 million in stock-based compensation expenses, and $0.6 million in stock-based compensation and salary and benefits continuation charges related to the severance agreement with the Company’s former chief financial officer. The stock-based compensation expense includes $0.7 million of stock-based compensation charges for options awarded annually to the board of directors and options awarded to a newly appointed board member and $0.4 million in stock-based compensation income for non-employee options that were revalued to reflect a lower stock price. The Company periodically revalues the fair value of options awarded to non-employees. In periods in which the Company experiences a decline in the price of its stock, the Company will periodically record income as these options are revalued to reflect the lower stock price. The balance of the increase was due to increases in accounting, legal and consulting fees associated with the preparation to become and operate as a public company.
At the end of the second quarter 2008, Biodel had cash and cash equivalents of $107.9 million, short-term marketable securities of $3.8 million and 23.6 million shares outstanding.

Second Quarter Fiscal Year 2008 Corporate Highlights
▪	The Company is continuing the clinical development of its lead product candidate, VIAject™, an ultra rapid-acting injectable meal-time insulin for use by patients with Type 1 or Type 2 diabetes. VIAject™ is currently being tested in two pivotal Phase III clinical trials. Enrollment for both Phase III studies was completed in December 2007 and the last patient visit is expected in July 2008. The Company expects to announce top line data late in the third or early in the fourth calendar quarter of 2008 and to submit a New Drug Application to the FDA for the complete suite of VIAject™ products by the end of 2008.

▪	On February 12, 2008, the Company completed a follow-on public offering of 3,260,000 shares of its common stock at a price to the public of $15.50 per share. The Company received net proceeds from this offering, after deducting underwriting discounts and commissions and expenses, of $46.8 million. The Company intends to use the net proceeds that it received from this offering to fund the continued development and commercialization of VIAject™, to develop its other product candidates and for working capital, additional capital expenditures and other general corporate purposes.
Conference Call and Webcast Information
Biodel’s senior management will host a conference call on Friday, May 9, 2008 at 8:30 a.m., Eastern Time, to discuss these financial results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-877-545-1488 (United States) or 1-719-325-4856 (international). To access the call by live webcast, please log on to the Investor section of Biodel’s website at www.biodel.com. An archived version of the webcast will be available at Biodel’s website.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed by using VIAdel™ technology, which reformulates existing FDA-approved peptide drugs. The Company’s lead product candidate, VIAject™, is an ultra rapid-acting injectable meal-time insulin in development for use by patients with Type 1 or Type 2 diabetes. VIAject™ is currently being tested in two pivotal Phase III clinical trials. Biodel’s pipeline also includes VIAtab™, a sublingual tablet formulation of insulin in the Phase I stage of clinical testing, and two pre-clinical osteoporosis product candidates. For further information regarding Biodel, please visit the Company’s website at www.biodel.com.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs, the initiation and completion of our clinical trials, the timing of the interim analyses and the timing or success of our product candidates, particularly VIAject™ and VIAtab™; our ability to secure additional patents for VIAject™ and our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007. The Company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G

Biodel Inc.
(A Development Stage Company)
Condensed Balance Sheets
(in thousands, except share and per share amounts)

	September 30,	March 31,
	2007	2008
		(unaudited)
ASSETS
Current:
Cash and cash equivalents	$80,022	$107,884
Marketable securities	—	3,803
Prepaid and other assets	505	206

Total current assets	80,527	111,893
Property and equipment, net	1,717	3,357
Intellectual property, net	262	285

Total assets	$82,506	$115,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$2,187	$2,876
Accrued expenses:
Clinical trial expenses	1,164	1,560
Payroll and related	822	780
Accounting and legal fees	335	364
Severance expense	—	355
Other	680	617
Taxes payable	95	170

Total current liabilities	5,283	6,722

Other long term liabilities	—	141

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 20,160,836 and 23,611,346 shares issued and outstanding, respectively	202	236
Additional paid-in capital	116,854	168,853
Deficit accumulated during the development stage	(39,833)	(60,417)

Total stockholders’ equity	77,223	108,672

Total liabilities and stockholders’ equity	$82,506	$115,535

Biodel Inc.
(A Development Stage Company)
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

					December 3, 2003
	Three Months Ended		Six Months Ended		(inception) to
	March 31,		March 31		March 31,
	2007	2008	2007	2008	2008
Revenue	$—	$—	$—	$—	$—

Operating expenses:

Research and development	3,815	7,105	6,330	14,650	39,822

General and administrative	1,504	3,532	2,825	7,664	18,515

Total operating expenses	5,319	10,637	9,155	22,314	58,337

Other (income) and expense:

Interest and other income	(132)	(1,111)	(322)	(1,783)	(3,876)

Interest expense	—	—	—	—	78

Loss on settlement of debt	—	—	—	—	627

Operating loss before tax provision	(5,187)	(9,526)	(8,833)	(20,531)	(55,166)

Tax provision	28	31	46	53	191

Net loss	(5,215)	(9,557)	(8,879)	(20,584)	(55,357)

Charge for accretion of beneficial conversion rights	—	—	—	—	(603)

Deemed dividend — warrants	(4,457)	—	(4,457)	—	(4,457)

Net loss applicable to common stockholders	$(9,672)	$(9,557)	$(13,336)	$(20,584)	$(60,417)

Net loss per share — basic and diluted	$(1.79)	$(0.43)	$(2.48)	$(0.97)

Weighted average shares outstanding — basic and diluted	5,396,220	22,045,400	5,369,136	21,116,654

Contact
Investors should contact Rebecca Der, rder@burnsmc.com, or Media, Carney Noensie, cnoensie@burnsmc.com, both of Burns McClellan, Inc., +1-212-213-0006, for Biodel Inc.
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